NEWS RELEASE

Media Contact:	Investor Contact:
Gia L. Oei, 603-929-2489	Carolyn Miller, 603-929-2381
E-mail: Gia.Oei@nh.fishersci.com	E-mail: Carolyn.Miller@nh.fishersci.com

Fisher Scientific Reiterates Guidance;
Company’s EPS Outlook for 2003 is $2.10 to $2.15

     HAMPTON, N.H., Jan. 7, 2003 — Fisher Scientific International Inc. (NYSE:FSH) reiterated its guidance for 2002 and 2003. For 2002, Fisher expects revenue growth, excluding foreign-exchange effects, of approximately 12 percent, and operating margins, excluding nonrecurring credits, in the 7.5 percent to 7.6 percent range. Fisher expects EPS for 2002 to be at the high end of its previously announced guidance range of $1.70 to $1.75. This guidance excludes the cumulative effect of the accounting change for goodwill, the charges related to the April 2002 notes offering and the restructuring credit.

     The company expects its 2002 operating cash flow to be in the previously announced range of $140 million to $150 million.

     For 2003, the company continues to expect revenue growth, excluding foreign-exchange effects, of approximately 5.0 percent to 6.0 percent, operating margins in the 7.7 percent to 7.9 percent range, and a 30 percent tax rate.

     Fisher confirmed that EPS for 2003 is expected to be between $2.10 to $2.15. The company estimates 2003 first-quarter EPS will be 44 cents to 46 cents. The company plans to refinance $600 million of its 9 percent senior subordinated notes due 2008 during the next few weeks, subject to market conditions. The company expects to accomplish this with a combination of senior secured and senior subordinated debt. Excluding any one-time charges associated with the refinancing, the company estimates that this could provide more than $10 million of annual interest savings, or 11 cents per share, which is additive to the above guidance.

     Operating cash flow for 2003 is expected to be in the $180 million to $190 million range.

Presentations

•	Fisher Scientific will be presenting at the JP Morgan H&Q Healthcare Conference, today at 3:30 p.m. PST, at the Westin St. Francis Hotel in San Francisco. The webcast of this presentation may be accessed on Fisher’s Web site: www.fisherscientific.com.

Conference Call Scheduled

     Fisher will host a teleconference to discuss its fourth-quarter and full-year financial results and 2003 guidance on Tuesday, Feb. 4 at 10 a.m. EST. Interested parties who would like to participate may call 877-648-7975 (ID: Fisher Scientific). International callers should dial (+1) 706-634-2332. Following the call, an audio replay will be available for 10 days. U.S. callers should dial 800-642-1687. International callers should dial (+1) 706-645-9291. The conference replay code is 6900524.

     The conference call also will be webcast on Fisher’s Web site: www.fisherscientific.com. The webcast may be accessed on the Investor Info page and will be archived until March 4.

About Fisher Scientific International Inc.

Fisher Scientific International Inc. (NYSE: FSH) is the world leader in serving science. We enable scientific discovery and clinical-laboratory testing services by offering more than 600,000 products and services to over 350,000 customers in approximately 145 countries. As a result of our broad product offering, electronic-commerce capabilities, and integrated global logistics network, Fisher serves as a one-stop source of products, services and global solutions for many of our customers. The company’s primary target markets are scientific research and healthcare. Additional information about Fisher is available on the company’s Web site at www.fisherscientific.com.

This announcement includes forward-looking statements. Fisher Scientific has based these forward-looking statements on its current expectations and projections about future events. Although Fisher Scientific believes that its assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that its assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Fisher Scientific undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.

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